Exhibit 5.1

January 4, 2017

Hi-Crush Partners LP

Three Riverway, Suite 1350

Houston, Texas 77056

Ladies and Gentlemen:

We have acted as counsel for Hi-Crush Partners LP, a Delaware limited partnership (the “Partnership”), in connection with (i) the offer and sale by the Partnership of common units representing limited partner interests in the Partnership having an aggregate offering price of up to $50,000,000 (the “Offered Units”) pursuant to three separate Distribution Agency Agreements, each dated as of January 4, 2017 (the “Distribution Agreements”), by and among Hi-Crush GP LLC, a Delaware limited liability company (the “General Partner”), the Partnership, and each of Credit Suisse Securities (USA) LLC, UBS Securities LLC and Cowen and Company, LLC (the “Managers”) and (ii) the filing of the Registration Statement on Form S-3 (Registration No. 333-214888) (the “Registration Statement”) and the prospectus included therein (the “Base Prospectus”) by the Partnership under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”), pursuant to which the offering and sale of the Offered Units are registered. On December 13, 2016, the Partnership filed with the SEC the Base Prospectus and a prospectus supplement dated January 4, 2017 (together, with the Base Prospectus, the “Prospectus”) pursuant to Rule 424(b) promulgated under the Act.

In connection with the opinion set forth below, we have examined and relied upon the following:

(i) the Registration Statement, including the Prospectus;

(ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership (the “Partnership Agreement”);

(iii) the Certificate of Limited Partnership of the Partnership filed with the Secretary of State of Delaware;

(iv) copies of resolutions duly adopted by the Board of Directors of the General Partner;

(v) each Distribution Agreement; and

(vi) such other documents and records as we have deemed necessary or advisable for purposes of the opinion expressed below.

In connection with rendering the opinion set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents.

Based on the foregoing and on such legal considerations as we deem relevant, we are of the opinion that the Offered Units are duly and validly authorized for issuance and, upon payment and delivery of the Offered Units in accordance with the Distribution Agreements and the Prospectus, will be validly issued, fully paid (to the extent required by the Partnership Agreement) and non-assessable, except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act and as described in the Prospectus.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Richmond Riyadh San Francisco Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

The opinion expressed is limited in all respects to the Delaware Act and the Delaware Limited Liability Company Act, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Current Report on Form 8-K of the Partnership dated on or about the date hereof, to the incorporation by reference of this opinion into the Registration Statement and the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and the Prospectus. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC issued thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.
Vinson & Elkins L.L.P.